ADVANTUS CAPITAL MANAGEMENT, INC. - NSAR FILING


FORM 10f-3

FUND:  Small Company Growth Portfolio of Advantus Series Fund, Inc.

Record of Securities Purchased Under the Fund's Rule 10f-3 Procedures

1.   Issuer:  Mediacom Communications Corporation
2.   Offering Date:  06/22/01
3.   Trade Date:  06/22/01
4.   Unit Price of Offering:  15.22
5.   Years of Issuer's Operation:  6
6.   Underwriting Type:  Firm
7.   Underwriting Spread:  0.685
8.   Total Price paid by Portfolio:  365,280
9.   Total Size of Offering:  26,000,000
10.  Total Price Paid by Portfolio plus Total Price Paid for same securities purchased by the same investment adviser for other investment companies: 3,805,000
11.  Underwriter(s) from whom the Portfolio purchased:  Salomon Smith Barney
12. If the affiliate was lead or co-lead manager, was the instruction listed below given to the broker(s) named in #11? Yes


Have the following conditions been satisfied?

YES
NO

a. The securities are part of an issue registered under the Securities Act of 1933 which is being offered to the public or are "municipal securities" as defined in Section 3(a)(29) of the Securities Exchange Act of 1934.

          YES

b. The securities were purchased prior to the end of the first full business day of the offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated.

          YES

c.   The underwriting was a firm commitment underwriting.

          YES

d. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

           YES




e. 1. If securities are registered under the Securities Act of 1933, the issuer of the securities and its predecessor have been in continuous operation for not less than three years

           YES

     2. If securities are municipal securities, the issue of securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years (including any predecessor), the issue has received one of the three highest ratings from at least one such rating organization.

           N/A

f. The amount of such securities purchased by all of the investment companies advised by CSAM did not exceed
     25% of the principal amount of the offering.

           YES

g. No Affiliated Underwriter was a direct or indirect participant in or beneficiary of the sale or, with respect to municipal securities, no purchased were designated as group sales or otherwise allocated to the account of any Affiliated Underwriter.

           YES


List of Underwriting Syndicate Members

Salomon Smith Barney Inc.
Credit Suisse First Boston Corp.
J.P. Morgan & Co.
Banc of America Securities LLC
Deutsche Bank Securities, Inc.
First Union Securities, Inc.
SG Cowen
Robertson Stephens


Approved:  /s/  Gary Peterson           Date:  06/22/01